FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES
2008 THIRD QUARTER RESULTS

Los Angeles, CA – October 27, 2008 – Meruelo Maddux Properties (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and multi-family residential properties, today announced results for the three and nine months ended September 30, 2008.

Recent Business Highlights

•
On July 31, 2008, the Company secured an $84.0 million construction loan for its 717 W. Ninth St. high-rise, class A apartment project.  This flexible construction loan is for a term of between 18 and 48 months.  No additional borrowings are projected to be needed to complete this project.

•
The pouring of concrete of the topmost portion of 717 W. Ninth Street was recently completed and the “topping out” of the building was formally celebrated on October 20, 2008 with various dignitaries in attendance.  The next milestone will be achieved when the glass curtain wall of the building is fully installed during the fourth quarter.  The project is on schedule with anticipated move-ins during the fall of 2009.

•
The Company’s Union Lofts apartment project hosted its official “Grand Opening” party on September 25, 2008 for over 300 guests. This grand loft apartment building showed off its polished finished look for the first time to various perspective tenants, such as individuals, downtown leaders and corporations located downtown.

•
The Company reduced its short-term refinancing exposure.  In the third quarter, the Company reduced loan amounts coming due within one year to $182.4 million.  In addition, since June 30, 2008, (i) two loans totaling $12.3 million were extended one year, (ii) a loan for $20.5 million was extended for an additional three year term, (iii) two loans totaling $59.2 million secured by our largest revenue generating project were extended for an additional three months in advance of an anticipated longer term extension and (iv) a loan of $4.4 million was extended for an additional three months pending the sale of the collateral.

•
The Company further reduced its one year forward liquidity needs by removing the need for approximately $72.8 million in funds by deciding not to pursue the acquisitions of 3000 E. Washington Blvd. and Wall Street Market.

•	The subsequent resale of the FedEx property closed on August 15, 2008, and the Company received an additional $5.2 million in cash proceeds.
•
On September 3, 2008, the Company sold its property at 1800 E. Washington Blvd. to a third party end user for $14.2 million.  This sales price represents a 23% premium to the purchase price paid 23 months prior to the sale.

•
During the third quarter of 2008, the Company received cash proceeds of $14.2 million as a result of the conclusion of the Taylor Yards matter.  In conjunction with this, the Company issued a total of 1.4 million shares of common stock to affiliates of Messrs. Meruelo and Maddux.

•
The Company also successfully concluded its litigation to enforce specific performance of a purchase agreement, dated May 2004, for the purchase of Overland Terminal.  This property has been purchased by the Company subject to a resale agreement.

“During this past quarter, we achieved a number of important milestones that give us momentum going into the fourth quarter,” said Richard Meruelo, Chairman and Chief Executive Officer of Meruelo Maddux Properties.  “As previously announced, we significantly enhanced our liquidity position with the receipt of the $84 million construction loan on our 717 West 9th Street project.  In addition, we also continued to demonstrate success in extending maturities on current loans coming due within the next year. These positive liquidity events have provided the company with the necessary financial flexibility to make significant progress on our development activities.”

Financial and Operating Results

For the three months ended September 30, 2008, total revenue decreased 3.0% to $6.1 million compared to $6.3 million in the same period in 2007.  The decrease was primarily due to lower interest income in the current quarter due to a lower cash balance.  This is partially offset by higher rental income attributable to rental operations at projects acquired during 2007 and 2008, which had partial or no operations in the prior period.

Total expenses in the third quarter of 2008 were $21.7 million, or 119.4% higher than total expenses of $9.9 million in the third quarter of 2007.  Included in total expenses in the third quarter of 2008 is a $10.7 million impairment on real estate assets related to our projects at 3000 E. Washington Blvd. and Wall Street Market.  These impairments were recognized due to a strategic business decision to no longer pursue the acquisition of both projects after careful evaluations of various options.  These impairments reflect impairments on purchase deposits and capitalized expenditures related to the projects.  There was no corresponding expense in the comparable period in 2007.  Excluding the impairment on real estate assets, expenses were $11.0 million or $1.1 million more than total expenses for the third quarter of 2007.  The increase is primarily the result of higher depreciation and amortization expense due to increased real estate values as a result of property acquisitions and transfers of development projects to operating status.

During the three months ended September 30, 2008, the Company recognized a $15.7 million gain on sale of real estate.  During the second quarter 2008, the Company completed the interim financing of its project at 2000 San Fernando Road to a related party and did not recognize the gain at that time due to the Company’s continuing involvement in the project.  During the third quarter 2008, the related party resold the project to a third party buyer and pursuant to the resale agreement previously entered into, the Company received an additional $5.2 million in net proceeds and recognized the gain on sale of $14.2 million upon completion of the Company’s involvement in the project.  In addition, the Company sold its project at 1800 E. Washington Blvd. and recognized a $1.7 million gain on sale.  No comparable sale activity took place in the prior period.

Net income was $0.2 million, or $0.00 per basic and diluted share, for the three months ended September 30, 2008 compared to a net loss of $(4.1) million, or $(0.05) per basic and diluted share for the same period in 2007.

Third Quarter 2008 Cash Flow Sources and Uses

Cash inflows during the third quarter of 2008 were comprised primarily of approximately $42.0 million in proceeds from the initial draw on the 717 W. Ninth St. construction loan, $14.2 million of cash from the resolution of the Taylor Yards matter, $4.8 million in net proceeds from the sale of our 1800 E. Washington Blvd. project, $5.2 million in additional net proceeds from the conclusion of  the sale of 2000 San Fernando Road and $0.5 million in released deposit money from the pending sale of 801 E. Seventh Street.  Cash outflows during the third quarter of 2008 were comprised primarily of $30.9 million of expenditures for improvements in real estate ($22.0 million related to the 717 W. Ninth St. project), $7.6 million of scheduled amortizations and loan balance reductions, $28.3 million in restricted cash reserves provided to lenders (mostly as a result of the initial draw on the 717 W. Ninth St. construction loan) and $2.9 million to cover net operating requirements.  The Company had $7.4 million of unrestricted cash at September 30, 2008.

Company’s Portfolio

As of September 30, 2008, the Company owns, leases with rights to purchase and has rights to acquire interests in 22 development and redevelopment projects and 29 projects that have been developed that are primarily located in or around the downtown area of Los Angeles.  All of the projects in the portfolio are in Southern California.

Recent Leasing Activity

The Company completed or renewed a total of 24 leases during the third quarter for a total of 37,120 square feet of leased space.  During the same period, commercial leases totaling 56,234 square feet expired or were intentionally not renewed by the Company.  In response to current economic conditions, the Company has begun actively replacing lower credit quality tenants with stronger credit tenants, resulting in additional vacancy levels for this quarter.  The annualized cash rents during the quarter decreased by approximately $298,000.  The annualized GAAP rents during the quarter decreased by approximately $264,000.

Union Lofts currently has 27 out of 92 units leased (29.3%) with gross rental rates, including parking, of $2.99 per rentable square foot per month and $2.72 per rentable square foot per month net of concessions.

Recent Financing Activity

As part of the Company’s ongoing financing strategy, MerueloMaddux continues to reduce the amount of principal due on loans secured by unimproved land.  During the third quarter the Company substituted a land loan with a balance of $6.4 million for a loan with an equal balance secured by a previously unencumbered income producing asset with an August, 2009 maturity.  The company’s remaining land loans mature in June and July of 2009.

During the third quarter the Company secured three new loans, extended the maturities of five existing loans and paid off two loans.  The first new loan was the $84.0 million construction loan on 717 W. Ninth Street. The second new loan, as part of the structure of a resale agreement, was the $15.0 million interim financing from the third party buyer of Overland Terminal. The third loan was the $6.4 million loan discussed above.

The maturity of the $20.5 million Meruelo Wall Street loan was extended for three years.  The maturities of the land loans for Southpark Towers and Sky Arc, with a combined balance of $37.0 million, were extended for one year periods with new maturities in June and July 2009, respectively.  The maturity of the $7.0 million Meruelo Farms loan was extended to October 2009 and the maturity of the $4.4 million loan on 801 E. 7th Street, which is currently in escrow with a $3.0 million non-refundable deposit, was extended through November 2008 to allow the purchaser to complete its financing arrangements.

As of September 30, 2008, using the Company’s notes payable secured by real estate and its total assets from the consolidated balance sheet, the Company’s debt-to-total assets ratio is 42.0%.   The Company’s weighted average interest rate increased from 7.47% as of December 31, 2007 to 7.87% as of September 30, 2008.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss MerueloMaddux’s 2008 third quarter results will be held on Tuesday, October 28, 2008 at 1:00 p.m. Eastern / 10:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-240-8621 (domestic) or 303-262-2050 (international).  There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.comwww.meruelomaddux.comwww.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and industry outlook.  After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 4, 2008; the conference pass code is 11118175.

Supplemental Information

Supplemental financial information for the Company’s third quarter financial results will be available on the Company’s Website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About Meruelo Maddux Properties

MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes.  MerueloMaddux Properties is committed to socially responsible investment.  Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, Company’s liquidity, financings for its projects and its acquisition financing activity. You should not rely on forward-looking statements since they involve known and unknown risks and liquidity, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements.

The Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the Company’s forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s common stock, along with the following factors that could cause actual results to vary from the Company’s forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in the Company’s business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect the Company’s proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which the Company’s projects are located, and (xii) the degree and nature of the Company’s competition.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:                                                                                 Investors/Analysts:
Michael Bustamante                                                                                     Lasse Glassen
Corporate Communications                                                                         Investor Relations
213.291.2800 (Office)                                                                                     213.486.6546

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$7,391	$3,030
Restricted cash	37,563	7,104
Accounts receivable	1,973	2,610
Rental properties, net	356,060	306,096
Real estate held for development	423,977	461,789
Other assets, net	3,474	3,551
Total Assets	$830,438	$784,180

Liabilities and Stockholders’ Equity
Accounts payable	$2,950	$8,585
Accrued expenses and other liabilities	15,116	8,045
Notes payable secured by real estate	348,838	307,394
Deferred taxes, net	38,026	41,101
Total Liabilities	$404,930	$365,125

Commitments and contingencies	–	–

Minority interests	992	–

Common stock, $.01 par value, 200,000,000 shares authorized, 88,101,857 and 85,837,900 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	881	858
Additional paid in capital	445,774	444,280
Affiliate notes receivable	–	(14,214)
Retained earnings (deficit)	(22,139)	(11,869)
Total Stockholders' Equity	424,516	419,055
Total Liabilities and Stockholders' Equity	$830,438	$784,180

MERUELO MADDUX PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	September 30, 2008	September 30, 2007
Revenues:
Rental income	$5,753	$5,654
Management fees	67	68
Interest income	196	524
Other income	124	81
Total Revenues	6,140	6,327
Expenses:
Rental expenses	3,640	3,642
Interest expense	2,798	2,423
Depreciation and amortization	2,080	1,184
Impairment on real estate assets	10,736	-
General and administrative	2,415	2,627
Total Expenses	21,669	9,876
Loss from continuing operations	(15,529)	(3,549)
Income (loss) from discontinued operations	3	(521)
Gain on sale of real estate	15,704	-
Income (loss) before income taxes and minority interests	178	(4,070)
Minority interests	(1)	-
Income (loss) before income taxes	177	(4,070)
Provision (benefit) for income taxes	-	-
Net income (loss)	$177	$(4,070)
Basic income (loss) per share	$0.00	$(0.05)
Diluted income (loss) per share	$0.00	$(0.05)
Weighted average common shares outstanding – basic	86,931,457	85,478,164
Weighted average common shares outstanding – diluted	88,031,465	85,478,164

MERUELO MADDUX PROPERTIES, INC. AND MERUELO MADDUX PROPERTIES PREDECESSOR CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts) (Unaudited)

	Meruelo Maddux Properties, Inc.		Predecessor
	Nine Months Ended September 30, 2008	Period January 30, 2007 through September 30, 2007	Period January 1, 2007 through January 29, 2007
Revenues:
Rental income	$17,190	$14,426	$1,922
Management fees	209	188	12
Interest income	621	2,553	205
Other income	282	226	28
Total Revenues	18,302	17,393	2,167
Expenses:
Rental expenses	10,490	9,218	992
Interest expense	7,169	6,205	2,134
Depreciation and amortization	5,013	3,838	363
Impairment on real estate assets	24,876	-	-
General and administrative	7,280	6,766	628
Total Expenses	54,828	26,027	4,117
Loss from continuing operations	(36,526)	(8,634)	(1,950)
Income (loss) from discontinued operations	480	(598)	(54)
Gain on sale of real estate assets	22,601	-	-
Loss before income taxes and minority interests	(13,445)	(9,232)	(2,004)
Minority interests	(1,332)	-	-
Loss before income taxes	(14,777)	(9,232)	(2,004)
Provision (benefit) for income taxes	(4,507)	-	-
Net loss	$(10,270)	$(9,232)	$(2,004)
Basic and diluted loss per share	$(0.12)	$(0.11)	N/A
Weighted average common shares outstanding - basic and diluted	86,536,544	85,120,057	N/A